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EX-8

OPINION & CONSENT OF B&B
                                 July 8, 1996


Compass Bancshares, Inc.
15 South 20th Street
Birmingham, Alabama 35233

Gentlemen:

     You have requested our opinion with respect to the disclosures relating to the material federal income tax consequences generally applicable to the receipt by shareholders of CFB Bancorp, Inc., a Florida corporation ("CFB"), of shares of common stock, $2.00 par value per share ("Compass Common Stock"), of Compass Bancshares, Inc., a Delaware corporation ("Compass"), in connection with the proposed merger (the "Merger") of CFB with and into Compass Florida Community, Inc., a Florida corporation ("Compass-Florida") and a wholly-owned subsidiary of Compass formed for the purpose of effecting the Merger, as described in the Proxy Statement/Prospectus relating to the Merger (the "Proxy Statement/Prospectus") forming a part of the Registration Statement on Form S-4 (the "Registration Statement") being filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act").

     It is our opinion that the discussions and legal conclusions set forth in the Proxy Statement/Prospectus under the heading "Summary-Federal Income Tax Consequences" and "The Merger-Federal Income Tax Consequences" are accurate and complete in all material respects and constitute our opinion of the material tax consequences to shareholders of CFB receiving Compass Common Stock in the Merger.

     Our opinion is based and conditioned upon the initial and continuing accuracy of the facts and the factual matters assumed as set forth in the Proxy Statement/Prospectus. In addition, in rendering this opinion, we have assumed (without any independent investigation or review thereof) (i) that the Merger will be consummated pursuant to the Agreement and Plan of Merger dated as of February 13, 1996, as amended (the "Merger Agreement") among Compass, Compass Bank, Compass-Florida, CFB and Community First Bank, and (ii) the truth and accuracy at all relevant times (including the Effective Time of the Merger) of all representations, warranties and statements made or agreed to by the parties to the Merger Agreement and their managements and shareholders in connection with the Merger, including but not limited to those set forth in the Merger Agreement and the Certificate attached hereto; that any such representation, warranty or statement made "to the best knowledge of" or otherwise similarly qualified is correct without such qualification; and that all covenants contained in the Merger Agreement are performed without waiver or breach of any material provision thereof. Our opinion is also based upon existing provisions of the Internal Revenue Code of 1986, as amended, regulations promulgated or proposed thereunder and interpretations thereof by the Internal Revenue Service and the courts, all of which are subject to change with prospective or retroactive effect, and our opinion could be adversely affected or rendered obsolete by any such change.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the use of our name in the Proxy Statement/Prospectus under the captions "Summary-Federal Income Tax Consequences", "The Merger-Federal Income Tax Consequences" and "Legal Opinions". In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder.

                                    Very truly yours,

                                    BALCH & BINGHAM
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ATTACHMENT TO EX-8

                                  CERTIFICATE

                                 July 8, 1996



Balch & Bingham
1901 Sixth Avenue North
Suite 2600
Birmingham, Alabama  35203

          Re: MERGER PURSUANT TO THAT CERTAIN AGREEMENT AND PLAN OF MERGER DATED AS OF FEBRUARY 13, 1996, AS AMENDED (AS SO AMENDED, THE "AGREEMENT"), BY AND AMONG COMPASS BANCSHARES, INC. ("COMPASS"), COMPASS BANK ("COMPASS BANK"), COMPASS FLORIDA COMMUNITY, INC. ("COMPASS-FLORIDA"), CFB BANCORP, INC. ("CFB") AND COMMUNITY FIRST BANK ("COMMUNITY")

Ladies and Gentlemen:

     This Certificate is supplied to you in connection with your rendering of an opinion regarding certain federal income tax consequences of the Merger. Unless otherwise indicated, capitalized terms not defined herein have the meanings set forth in the Agreement.

     After consulting with its counsel and auditors regarding the meaning of and the factual support for the following representations, the undersigned hereby certifies and represents that the following facts are now true and will continue to be true as of the Effective Time of the Merger and thereafter where relevant.

          1. In the Merger, Compass will, directly or indirectly, acquire at least 90% of the fair market value of the net assets and at least 70% of the fair market value of the gross assets held by CFB immediately prior to the Merger. For purposes of this representation, amounts used by CFB to pay its reorganization expenses, amounts paid by CFB to shareholders of CFB who receive cash or other property, and all redemptions and distributions (except for regular, normal dividends) made by CFB immediately preceding the Merger will be included as assets of CFB held immediately prior to the Merger.

          2. Immediately following the Merger and as an integral part of the overall transaction, all assets of Compass-Florida will be distributed to Compass in complete liquidation of Compass-Florida.

          3. The fair market value of the Compass common stock received by each CFB shareholder will be approximately equal to the fair market value of the CFB common stock surrendered in the Merger.

          4. Compass has no plan or intention to reacquire any of its common stock issued in the Merger.

          5. Compass has no plan or intention to sell or otherwise dispose of any of the assets of CFB acquired in the Merger, except for (i)
     dispositions made in the ordinary course of business, (ii) the distribution of CFB assets that occurs in the liquidation of Compass-Florida as described in paragraph 2 above, and (iii) the merger of Community with and into Compass Bank.
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          6. To the best knowledge of Compass, the liabilities of CFB assumed in the Merger and the liabilities to which the transferred assets of CFB are subject were incurred by CFB in the ordinary course of its business.

          7. Following the Merger, Compass will, directly or indirectly, continue the historic business of CFB or use a significant portion of CFB's historic business assets in a business.

          8. There is no intercorporate indebtedness existing between Compass and either CFB or Community that was issued, acquired or will be settled at a discount.

          9. The fair market value of the assets of CFB transferred in the Merger will equal or exceed the sum of the liabilities assumed in the Merger, plus the amount of liabilities, if any, to which the transferred assets are subject.

     The undersigned recognizes that your opinion will be based on, among other things, the representations set forth in this Certificate.

                                    Very truly yours,

                                    COMPASS BANCSHARES, INC.


                                    By: /s/ Daniel B. Graves
                                       ----------------------------------------
                                    Name:
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                                    Title: Assistant Secretary
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